EXHIBIT 10.1

EXECUTION COPY

AMENDMENT NO. 2

Dated as of June 11, 2009

to the

CREDIT AGREEMENT

Dated as of January 28, 2005

This AMENDMENT NO. 2 TO THE CREDIT AGREEMENT (this “Amendment”) is made as of June 11, 2009 by and among SCHAWK, INC. (the “Borrower”), the financial institutions listed on the signature pages hereof and JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, in its capacity as contractual representative for itself and the other Lenders (in such capacity, the “Agent”) under that certain Credit Agreement dated as of January 28, 2005 by and among the Borrower, the Alternate Currency Borrowers from time to time party thereto, the Lenders and the other “Lenders” from time to time party thereto, JPMorgan Chase Bank, National Association, as Collateral Agent, and the Agent (as amended prior to the date hereof, the “Credit Agreement”).  Defined terms used herein and not otherwise defined herein shall have the meaning given to them in the Credit Agreement.

WITNESSETH

WHEREAS, the Borrower, the Lenders and the Agent have agreed to amend the Credit Agreement on the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the premises set forth above, the terms and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto have agreed to the following amendment to the Credit Agreement:

1.  Amendment to the Credit Agreement.  Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 3 below, the Credit Agreement is hereby amended as follows:

1.1.           The Aggregate Revolving Loan Commitment is hereby reduced from $115,000,000 to $82,500,000.  The last sentence in the definition of “Aggregate Revolving Loan Commitment” appearing in Article I of the Credit Agreement is amended and restated in its entirety to read as follows:

The Aggregate Revolving Loan Commitment as of the Amendment No. 2 Effective Date is Eighty-Two Million Five Hundred Thousand and 00/100 Dollars ($82,500,000).

1.2.           The definition of “Collateral Documents” appearing in Article I of the Credit Agreement is amended to add the phrase “, the Security Agreement” immediately after the phrase “the Foreign Pledge Agreements” appearing therein.

1.3.           The definition of “Required Lenders” appearing in Article I of the Credit Agreement is amended to delete each occurrence of the word “two” appearing therein and to replace each such word with the word “three”.

1.4.           The definition of “Secured Obligations” appearing in Article I of the Credit Agreement is amended to add the phrase “and Banking Services Obligations, in each case” immediately after the reference to “Hedging Obligations” appearing therein.

1.5.           Article I of the Credit Agreement is amended to add the following definitions thereto in appropriate alphabetical order and, where applicable, replace the corresponding previously existing definitions:

“Agreement Accounting Principles” means, with respect to the calculation of financial ratios and other financial tests required by this Agreement, generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Borrower referred to in Section 6.4(B) hereof; provided, further, however, all pro forma financial statements reflecting Acquisitions shall be prepared in accordance with the requirements established by the Commission for acquisition accounting for reporting acquisitions by public companies (whether or not such Acquisitions are required to be publicly reported); provided, further, that no change in accounting principles shall be made from those used in preparing the financial statements referred to in Section 6.4(B) hereof, including, without limitation, with respect to the nature or classification of accounts, closing proceedings, levels of reserves, or levels of accruals other than as a result of objective changes in the underlying business; provided, further, that for purposes of the preceding clauses, “changes in accounting principles” or “changes in Agreement Accounting Principles” includes all changes in accounting principles, policies, practices, procedures, or methodologies with respect to financial statements, their classification, or their display, as well as all changes in practices, methods, conventions, or assumptions used in making accounting estimates.

“Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the highest of (i) the Prime Rate for such day, (ii) the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.50%) per annum and (iii) the Eurocurrency Base Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Eurocurrency Base Rate for any day shall be based on the applicable British Bankers’ Association LIBOR rate for deposits in Dollars as reported by any generally recognized financial information service as of 11:00 a.m. (London time) on such day.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Eurocurrency Base Rate, respectively.

“Amendment No. 2 Effective Date” means June 11, 2009.

“Applicable L/C Fee Percentage” means, as at any date of determination, the greater of (i) 2.00% per annum and (ii) the rate per annum then applicable to the letter of credit fee under Section 3.8(a) hereof in accordance with the provisions of Section 2.15(D)(ii) hereof.

“Banking Services” means each and any of the following bank services provided to the Borrower or any Subsidiary by any Lender or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).

“Banking Services Agreement” means any agreement entered into by the Borrower or any Subsidiary in connection with Banking Services.

“Banking Services Obligations” means any and all obligations of the Borrower or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Collateral” means all pledged Capital Stock, and any and all owned or leased personal property, in or upon which a security interest or Lien is from time to time granted to the Collateral Agent, for the benefit of the Holders of Secured Obligations, whether under the Foreign Pledge Agreements, under the Security Agreement, under any of the other Collateral Documents or under any of the other Loan Documents.

“Defaulting Lender” means any Lender, as determined by the Agent, that has (a) failed to fund any portion of its Loans or participations in Letters of Credit or Swing Line Loans within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Agent, the Issuing Banks, the Swing Line Bank or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit, (c) failed, within three Business Days after request by the Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Line Loans, (d) otherwise failed to pay over to the Agent or any other Lender any other amount required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) (i) become or is insolvent or has a parent company that has become or is insolvent or (ii) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

“Domestic Loan Parties” means the Borrower and the Domestic Incorporated Subsidiaries.

“EBITDA” means, for any period, on a consolidated basis for the Borrower and its Subsidiaries, the sum of the amounts for such period, without duplication, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus

(iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (vi) acquisition, integration and restructuring charges incurred in the Borrower’s 2009 fiscal year and in an aggregate amount not to exceed $3,000,000, all in accordance with Agreement Accounting Principles to the extent deducted in computing Net Income, plus (vii) other extraordinary non-cash charges to the extent deducted in computing Net Income, minus (viii) other extraordinary non-cash credits to the extent added in computing Net Income, plus (ix) non-cash expenses related to stock based compensation to the extent deducted in computing Net Income, plus (x) charges incurred as a result of impairment of fixed assets, intangible assets and goodwill, all to the extent deducted in computing Net Income.  EBITDA shall be calculated on a pro forma basis giving effect to acquisitions and Asset Sales on a last twelve (12) months’ basis.  Notwithstanding the foregoing, EBITDA shall be deemed to be (1) $13,900,000 for the Borrower’s fiscal quarter ended on or about June 30, 2008, (2) $13,800,000 for the Borrower’s fiscal quarter ended on or about September 30, 2008 and (3) $2,243,000 for the Borrower’s fiscal quarter ended on or about December 31, 2008.

“Eurocurrency Rate” means, with respect to a Eurocurrency Rate Loan for the relevant Interest Period, the sum of (i) the greater of (A) 2.00% per annum and (B) the Eurocurrency Base Rate applicable to such Interest Period plus (ii) the then Applicable Eurocurrency Margin.

“Facility Reduction” means, with respect to any prepayment of the Revolving Credit Obligations made at any time on or after the Amendment No. 2 Effective Date, an amount equal to, if positive, (a) the Threshold Amount in effect immediately prior to such prepayment minus (b) the Revolving Credit Obligations after giving effect to such reduction.

“Normalization Date” is defined in the Intercreditor Agreement.

“Note Documents” means (i) (A) the Note Purchase Agreement dated as of December 23, 2003 between the Borrower and the purchasers named therein, as amended from time to time and (B) the Senior Notes issued thereunder and (ii) (A) the Note Purchase and Private Shelf Agreement dated as of the Closing Date between the Borrower and the purchasers named therein, as amended from time to time and (B) the Senior Notes and Shelf Notes issued thereunder.

“PIK Notes” is defined in the Intercreditor Agreement.

“Report” means reports prepared by either Agent or another Person showing the results of appraisals, field examinations or audits pertaining to the assets of the Borrower or any Subsidiary from information furnished by or on behalf of the Borrower or any of its Subsidiaries, after such Agent has exercised its rights of inspection pursuant to this Agreement, which Reports may be distributed to the Lenders by either Agent.

“Required Pro Rata Termination Time” means the time upon which (a) the sum of the aggregate amount of all Facility Reductions and required pro rata repayment or prepayment of the Note Obligations (excluding the PIK Notes) pursuant to the terms of the Note Documents in accordance with the Current Pro Rata Shares (as defined in the

Intercreditor Agreement), in each case made at any time on or after the Amendment No. 2 Effective Date, equals (b) $20,000,000.

“Security Agreement” means that certain Pledge and Security Agreement (including any and all supplements thereto), dated as of the Amendment No. 2 Effective Date, between the Domestic Loan Parties and the Collateral Agent, for the benefit of the Collateral Agent and the other Holders of Secured Obligations.

“Swing Line Exposure” means, at any time, the aggregate principal amount of all Swing Line Loans outstanding at such time.  The Swing Line Exposure of any Lender at any time shall be its Pro Rata Share of the total Swing Line Exposure at such time.

“Threshold Amount” means, at the time of any determination thereof, $75,283,750, less the aggregate amount of all Facility Reductions (without duplication) prior to such time.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of Illinois or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“US GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

1.6.           Section 2.5(B)(iii) of the Credit Agreement is amended and restated in its entirety to read as follows:

(iii)           Upon the consummation of any Asset Sale by the Borrower or any Subsidiary, within five (5) Business Days after the Borrower’s or any of its Subsidiaries’ receipt of any Net Cash Proceeds (or conversion to cash of non-cash proceeds (whether principal or interest and including securities and release of escrow arrangements)) received from any such Asset Sale (in any such case, such date is hereinafter referred to as the “Prepayment Date”), the Borrower shall make a mandatory prepayment of the Loans, subject to the provisions governing the application of payments set forth in Section 2.5(B)(v), in an amount equal to the product of (x) one hundred percent (100%) of such Net Cash Proceeds and (y) a fraction, the numerator of which is the outstanding principal amount of the Loans and L/C Obligations on the Prepayment Date and the denominator of which is the outstanding principal amount of the sum of (A) the outstanding principal amount of the Loans and L/C Obligations on the Prepayment Date and (B) the Indebtedness (excluding in any event any make-whole premium or payment in kind-related principal) under the Note Documents on the Prepayment Date.  Furthermore, at all times on or prior to the Required Pro Rata Termination Time, if the outstanding principal amount of Indebtedness under the Note Documents (other than PIK Notes) is paid or prepaid in whole or in part at any time (but expressly excluding any prepayment of the Indebtedness under the Note Documents pursuant to provisions of such Note Documents substantially equivalent to this sentence) as in effect on the Amendment No. 2 Effective Date), then on the date of each such payment or prepayment, the Borrower shall make a mandatory prepayment of the Loans (subject to the provisions governing the application of payments set forth in Section 2.5(B)(v)) in a pro rata amount calculated on the basis of the Current Pro Rata Shares (as defined in the Intercreditor Agreement), together with interest accrued thereon to the date of such prepayment (each such prepayment, a “Required Pro Rata Prepayment”).  In addition, Borrower shall make a mandatory prepayment of the Loans, subject to the provisions governing the application of payments set forth in Section 2.5(B)(v), in an amount equal to the amount of any offer to repurchase Indebtedness outstanding under the Note Documents, which offer was made as a result of such Asset Sale and which offer was rejected by any holder of said Indebtedness.  Any such prepayment shall be made within five (5) Business Days after any such holder has rejected (or is deemed to have rejected) such prepayment offer.

1.7.           Section 2.5(B)(v) of the Credit Agreement is amended to amend and restate the final sentence thereof in its entirety to read as follows:

The parties hereto acknowledge and agree that such prepayments shall not reduce the Aggregate Revolving Loan Commitment (provided that, notwithstanding the foregoing, Required Pro Rata Prepayments (as defined in clause (iii) above) shall permanently reduce the Aggregate Revolving Loan Commitment by the amount of such prepayments).

1.8.           Section 2.15(D)(ii) of the Credit Agreement is amended to (i) delete the ratio “2.5 to 1.0” appearing therein and to replace such ratio with the ratio “4.50 to 1.00” and (ii) amend and restate the pricing grid appearing therein in its entirety to read as follows:

Cash Flow Leverage Ratio	Applicable Floating Rate Margin	Applicable Eurocurrency Margin	Applicable Commitment Fee Percentage	Applicable l/c Fee Percentage
Greater than 4.50 to 1.00	3.50%	4.50%	0.50%	4.50%
Greater than 2.75 to 1.0 and less than or equal to 4.50 to 1.00	3.00%	4.00%	0.50%	4.00%
Greater than 2.50 to 1.00 and less than or equal to 2.75 to 1.00	2.50%	3.50%	0.50%	3.50%
Less than or equal to 2.50 to 1.00	2.00%	3.00%	0.375%	3.00%

1.9.           Section 2.15(D)(iii) of the Credit Agreement is amended and restated in its entirety to read as follows:

(iii)           Notwithstanding anything herein to the contrary, from the Amendment No. 2 Effective Date to but not including the fifth (5th) Business Day following receipt of the Borrower’s financial statements delivered pursuant to Section 7.1(A)(i) for the fiscal quarter ending June 30, 2009, the Applicable Floating Rate Margin, Applicable Eurocurrency Margin, Applicable L/C Fee Percentage and Applicable Commitment Fee Percentage shall be determined based upon a Cash Flow Leverage Ratio of 4.46 to 1.00.

1.10.           Section 2.19 of the Credit Agreement is amended to (i) amend and restate clause (A) thereof to read as “(A) all of the Obligations, Hedging Obligations and Banking Services Obligations (other than (x) contingent indemnity obligations for which no claim has been made and (y) Hedging Obligations and Banking Services Obligations, in each case only to the extent the same are not yet due and payable) shall have been fully and indefeasibly paid and satisfied,” and (ii) amend and restate the parenthetical appearing in clause (B) thereof in its entirety to read as follows:

(other than under Hedging Agreements, Banking Services Agreements or other agreements with respect to Hedging Obligations and Banking Services Obligations)

1.11.           Section 2.21(E) of the Credit Agreement is amended to delete the phrase “an Event of Default” appearing therein and to replace such phrase with the phrase “a Default”.

1.12.           Article VI of the Credit Agreement is amended to add the following as a new Section 6.22 thereto:

6.22.  Security Interest in Collateral.  The provisions of this Agreement and the other Loan Documents create legal and valid Liens on all the Collateral in favor of the Collateral Agent, for the benefit of the Holders of Secured Obligations, and such Liens constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the applicable Domestic Loan Party and all third parties, and having priority over all other Liens on the Collateral except in the case of (a) Permitted Existing Liens, to the extent any such Permitted Existing Liens would have priority over the Liens in favor of the Collateral Agent pursuant to any applicable law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Collateral Agent has not obtained or does not maintain possession of such Collateral.

1.13.           Section 7.2(F) of the Credit Agreement is amended and restated in its entirety to read as follows:

(F)           Inspection of Property; Books and Records; Discussions.  The Borrower shall permit and cause each of the Borrower’s Subsidiaries to permit, any authorized representative(s) designated by either the Agent or any Lender to visit and inspect any of the properties of the Borrower or any of its Subsidiaries, to examine, audit, check and make copies of their respective financial and accounting records, books, journals, orders, receipts and any correspondence and other data relating to their respective businesses or the transactions contemplated hereby (including, without limitation, in connection with environmental compliance, hazard or liability), and to discuss their affairs, finances and accounts with their officers, all upon reasonable notice and at such reasonable times during normal business hours, as often as may be reasonably requested.  The Borrower shall keep and maintain, and cause each of the Borrower’s Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities.  If a Default has occurred and is continuing, the Borrower, upon the Agent’s request, shall provide copies of such records to the Agent or its representatives.  The Borrower acknowledges that either Agent, after exercising its rights of inspection, may prepare and distribute to the Lenders certain Reports pertaining to the Borrower and its Subsidiaries’ assets for internal use by the Agents and the Lenders.  At any time after the occurrence and during the continuation of a Default, that the Agent requests, the Borrower and the Subsidiaries will provide, at the sole expense of the Borrower, such Agent with appraisals or updates thereof of their inventory and other assets from an appraiser selected and engaged by such Agent, and prepared on a basis satisfactory to such Agent, such appraisals and updates to include, without limitation, information required by applicable law and regulations.

1.14.           Section 7.2(H) of the Credit Agreement is amended and restated in its entirety to read as follows:

(H)           Maintenance of Property.  The Borrower shall (i) cause all property used or useful in the conduct of its business or the business of any Subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and shall cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Borrower may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times and (ii) with respect to such property, maintain, or cause to be maintained, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations; provided, however, that nothing in this Section 7.2(H) shall prevent the Borrower from discontinuing the operation or maintenance of any of such property if such discontinuance is, in the judgment of the Borrower, desirable in the conduct of its business or the business of any Subsidiary and not disadvantageous in any material respect to the Agent or the Lenders.  The Borrower will furnish to the Collateral Agent, upon request of the Collateral Agent, information in reasonable detail as to the insurance so maintained.  The Borrower shall deliver to the Collateral Agent endorsements (x) to all “All Risk” physical damage insurance policies on all of the Domestic Loan Parties’ tangible personal property and assets and business interruption insurance policies naming the Collateral Agent as lender loss payee, and (y) to all general liability and other liability policies naming the Collateral Agent an additional insured.  In the event any Domestic Loan Party at any time or times hereafter shall fail to obtain or maintain any of the policies or insurance required herein or to pay any premium in whole or in part relating thereto, then the Collateral Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which the Collateral Agent deems advisable.  All sums so disbursed by the Collateral Agent shall constitute part of the Obligations, payable as provided in this Agreement.  The Borrower will furnish to the Agents and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

1.15.           Section 7.2 of the Credit Agreement is amended to add the following as a new clause (M) thereof:

(M)           Security Agreement; Additional Collateral; Further Assurances.

(i)           The Borrower will cause, and will cause each other Domestic Incorporated Subsidiary to cause, all of its owned personal property (whether tangible, intangible, or mixed) to be subject at all times to first priority, perfected Liens in favor of the Collateral Agent for the benefit of the Holders of Secured Obligations to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents, subject in any case to Liens permitted by Section 7.3(C).  Without limiting the generality of the foregoing, the Borrower (i) will cause the issued and outstanding Capital Stock of each Domestic Incorporated Subsidiary directly owned by the Borrower or any other Domestic Incorporated Subsidiary to be subject at all times to a first priority, perfected Lien in favor of the Collateral Agent to secure the Secured Obligations in accordance with the terms and conditions of the Collateral Documents.

(ii)           Without limiting the foregoing, the Borrower will, and will cause each Domestic Incorporated Subsidiary to, execute and deliver, or cause to be executed and delivered, to the Collateral Agent such documents, agreements and instruments, and will take or cause to be taken such further actions, which may be required by law or which the Collateral Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Borrower.

(iii)           If any personal property is acquired by a Domestic Loan Party after the Amendment No. 2 Effective Date (other than assets constituting Collateral under a Collateral Document that automatically become subject to the Lien under such Collateral Document upon acquisition thereof), the Borrower will notify the Collateral Agent thereof, and, if requested by the Collateral Agent, the Borrower will cause such personal property to be subjected to a Lien securing the Secured Obligations and will take, and cause the other Domestic Loan Parties to take, such actions as shall be necessary or reasonably requested by the Collateral Agent to grant and perfect such Liens, including actions described in paragraph (iii) of this Section, all at the expense of the Borrower.

1.16.           Section 7.3(C) of the Credit Agreement is amended to (i) amend and restate clause (i) thereof in its entirety to read as follows “(i) Liens created by the Loan Documents, or otherwise securing the Secured Obligations, in accordance with the terms of the Intercreditor Agreement;” and (ii) add the following as a new paragraph to the end thereof:

Notwithstanding the foregoing, other than Liens created under the Collateral Documents, the Borrower will not, and will not permit any Subsidiary to, create, incur, assume or permit to exist any Lien on the real property of the Borrower and any Subsidiary.

1.17.           Section 7.3(F) of the Credit Agreement is amended and restated in its entirety to read as follows:

(F)           Restricted Payments.  The Borrower shall not, unless approved in writing by each of the Lenders, declare or make any Restricted Payment, except Restricted Payments constituting dividends in an amount not to exceed $300,000 in the aggregate during any fiscal quarter of the Borrower and except Restricted Payments by a Subsidiary to the Borrower or another Subsidiary; provided, however, that in no event shall any Restricted Payments (other than Restricted Payments to Borrower) be declared or made if either a Default or an Unmatured Default shall have occurred and be continuing at the date of declaration or payment thereof or would result therefrom.

1.18.           Section 7.3(G) of the Credit Agreement is amended to (i) delete the phrase “or otherwise approved by the Required Lenders” appearing therein, (ii) delete the phrase “(i) the KAGT Acquisition and (ii)” appearing in the third sentence thereof, (iii) delete the word “and” appearing after the semicolon at the end of clause (vi) thereof, (iv) delete the period appearing at the end of clause (vii)

thereof and to replace such period with the phrase “; and” and (v) to add the following as a new clause (viii) thereof:

(viii)           such Acquisition is approved in writing by each of the Lenders.

1.19.           Section 7.4(A) of the Credit Agreement is amended and restated in its entirety to read as follows:

(A)           Minimum Fixed Charge Coverage Ratio.  The Borrower and its consolidated Subsidiaries shall maintain a ratio (“Fixed Charge Coverage Ratio”) of:

(i)           the sum of (a) EBITDA during such period minus (b) Capital Expenditures during such period, to

(ii)           the sum of the amounts, without duplication, of (a) Interest Expense during such period (net of interest income) plus (b) scheduled principal payments of Indebtedness (excluding Required Pro Rata Prepayments and substantially concurrent prepayments of Indebtedness under the Note Documents) plus (c) dividend payments on Borrower’s common and preferred stock plus (or minus with respect to tax benefits) (d) Borrower’s income tax provision calculated in accordance with US GAAP for such period plus (e) Capitalized Lease Obligations during such period, which shall not be less than the applicable ratio set forth below for each corresponding four (4) fiscal quarter period beginning with the four (4) fiscal quarter period ending with the end of the applicable fiscal quarter of the Borrower set forth below.  In each case, the Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter for the four (4) fiscal quarter period ending on such day (the “Last Twelve-Month Period”), provided, that the Fixed Charge Coverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Indebtedness incurred in conjunction therewith) had occurred on the first day of the Last Twelve-Month Period (the “Measurement Period”) (excluding cost savings), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Agent.  Interest Expense shall be calculated for the purpose of clause (ii) by excluding the effect of amortization of deferred financing fees, to the extent it is an Interest Expense.

Last Twelve-Month Period Ending	Minimum Fixed Charge Coverage Ratio
March 31, 2009	1.35 to 1.00
June 30, 2009	1.35 to 1.00
September 30, 2009	1.35 to 1.00
December 31, 2009 and each fiscal quarter thereafter	1.25 to 1.00

1.20.           Section 7.4(B) of the Credit Agreement is amended and restated in its entirety to read as follows:

(B)           Maximum Cash Flow Leverage Ratio.  The Borrower and its consolidated Subsidiaries shall not permit the ratio (the “Cash Flow Leverage Ratio”) of (i) Total Funded Indebtedness (excluding the PIK Notes) to (ii) EBITDA to be greater than the applicable ratio set forth below for each corresponding four (4) fiscal quarter period ending with the end of the applicable fiscal quarter of the Borrower set forth below.  The Cash Flow Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Indebtedness, Indebtedness as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for Last Twelve-Month Period, provided, that the Cash Flow Leverage Ratio shall be calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Borrower’s reasonable judgment as if such Permitted Acquisition (including the uses and applications of proceeds in respect thereof and the Indebtedness incurred in conjunction therewith) had occurred on the first day of the Measurement Period (excluding cost savings), provided such pro forma statements shall be substantiated by supporting information reasonably acceptable to the Agent.

Last Twelve-Month Period Ending	Maximum Cash Flow Leverage Ratio
March 31, 2009	5.00 to 1.00
June 30, 2009	4.80 to 1.00
September 30, 2009	4.20 to 1.00
December 31, 2009 and each fiscal quarter thereafter	3.00 to 1.00

1.21.           Section 7.4(C) of the Credit Agreement is amended and restated in its entirety to read as follows:

(C)           Minimum Consolidated Net Worth. The Borrower shall not permit its Consolidated Net Worth at any time to be less than the sum of (a) an amount equal to ninety percent (90%) of Consolidated Net Worth as of March 31, 2009 (as reported in the Borrower’s financial statements contained in its publicly filed Form 10-Q for the period ending March 31, 2009) plus (b) fifty percent (50%) of Net Income (if positive) calculated separately for each fiscal quarter commencing with the fiscal quarter ending on June 30, 2009, plus (c) one hundred percent (100%) of the net cash proceeds resulting from the issuance by the Borrower of any Capital Stock other than shares of Capital Stock issued pursuant to employee stock option or ownership plans commencing with the fiscal quarter ending on June 30, 2009.

1.22.           Section 7.4(D) of the Credit Agreement is amended to delete the amount “$25,000,000” appearing therein and to replace such amount with the amount “$17,500,000”.

1.23.           Section 7.4 of the Credit Agreement is amended to add the following as a new clause (E) thereof:

(E)           Amendments to Note Documents.  If the Borrower or any Subsidiary enters into any amendment, restatement, supplement, waiver or modification to any Note Document (or the documents related to any extension, refinancing, refunding or renewal thereof) that amends, restates, supplements or modifies any of the covenants, events of default or related definitions used in such Note Document (or the documents related to any extension, refinancing, refunding or renewal thereof) in a manner that causes such covenants, events of default or related definitions which are more restrictive than, or in addition to (the “More Restrictive Provisions”), the covenants, events of default or related definitions contained in this Agreement, then (a) the Borrower will give the Agent prior written notice thereof, (b) this Agreement shall be deemed to be automatically amended to add the More Restrictive Provisions hereto and otherwise afford the Lenders with the benefit thereof without any action by the Borrower or any Lender and (c) the Borrower, upon the request of the Agent, shall (i) enter into an amendment to this Agreement, in form and substance satisfactory to the Agent, to evidence the addition of such More Restrictive Provisions to this Agreement for the benefit of the Lenders and (ii) agree to satisfy any conditions precedent to the effectiveness of such amendment.

1.24.           Section 8.1 of the Credit Agreement is amended to add the following as a new clause (Q) thereof:

(Q)           Collateral Documents.  Any Collateral Document shall for any reason fail to create a valid and perfected first priority security interest in any portion of the Collateral purported to be covered thereby, except as permitted by the terms of any Loan Document.

1.25.           Section 8.1 of the Credit Agreement is amended to add the following sentence at the end of the final paragraph thereof:

Upon the occurrence and during the continuance of a Default, the Collateral Agent may, in accordance with the terms of the Intercreditor Agreement, exercise any rights and remedies provided to the Collateral Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

1.26.           Section 9.2 of the Credit Agreement is amended to (i) delete the word “and” appearing after the semicolon at the end of clause (v) thereof, (ii) delete the period appearing at the end of clause (vi) thereof and to replace such period with a semicolon and (iii) add the following as new clauses (vii) and (viii) thereof, respectively:

(vii)           for so long as such Lender is a Defaulting Lender, if any Swing Line Exposure or L/C Obligation exists at the time a Lender is a Defaulting Lender, the Borrower shall within one Business Day following notice by the Agent (i) prepay such Swing Line Exposure or, if agreed by the Swing Line Lender, cash collateralize the Swing Line Exposure of the Defaulting Lender on terms satisfactory to the Swing Line Lender and (ii) cash collateralize such Defaulting Lender’s L/C Obligation in accordance with the procedures set forth in Section 2.5 for so long as such L/C Obligation is outstanding; and

(viii)           for so long as such Lender is a Defaulting Lender, the Swing Line Lender shall not be required to fund any Swing Line Loan and the Issuing Bank shall not be required to issue, amend or increase any Letter of Credit unless it is satisfied that cash collateral will be provided by the Borrower in accordance with Section 9.20(vii).

1.27.           Section 9.3 of the Credit Agreement is amended to delete the phrase “defaulting Lender” appearing therein and to replace such phrase with the term “Defaulting Lender”.

1.28.           Section 10.7(A) of the Credit Agreement is amended to add the following to the end thereof:

Expenses being reimbursed by the Borrower under this Section include, without limiting the generality of the foregoing, costs and expenses incurred in connection with (x) appraisals (subject to the limitations contained in Section 7.2(F)) and insurance reviews and (y) field examinations and the preparation of Reports based on the fees charged by a third party retained by either Agent or the internally allocated fees for each Person employed by either Agent with respect to each field examination; provided that so long as no Default has occurred and is continuing, the Borrower shall not be required to reimburse either Agent for the costs of more than one field exam and consequent preparation of Reports per fiscal year.

1.29.           Section 10.9 of the Credit Agreement is amended to add the following to the end thereof:

Notwithstanding the foregoing, for all purposes of this Agreement the outstanding principal amount of any Indebtedness of the Borrower or any of its Subsidiaries (other than, to the extent such obligations are included in the definition of “Indebtedness”, Hedging Obligations) shall be equal to the actual outstanding principal amount thereof irrespective of the amount that might otherwise be accounted for under Agreement Accounting Principles as the amount of the liability of the Borrower or any of its Subsidiaries with respect thereto, and any determination of the net income (or net loss), equity or assets of the Borrower or any of its Subsidiaries shall not take into account any effect of marking any such outstanding Indebtedness of the Borrower or any of its Subsidiaries to market value.

1.30.           Article X of the Credit Agreement is amended to add the following as a new Section 10.15 thereto:

10.15.  Appointment for Perfection.  Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Collateral Agent and the Holders of Secured Obligations, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession.  Should any Lender (other than the Collateral Agent) obtain possession of any such Collateral, such Lender shall notify the Collateral Agent thereof, and, promptly upon the Collateral Agent’s request therefor shall deliver such Collateral to the Collateral Agent or otherwise deal with such Collateral in accordance with the Collateral Agent’s instructions.

1.31.           Section 11.12(i) of the Credit Agreement is amended and restated in its entirety to read as follows:

(i) upon termination of the Revolving Loan Commitments and satisfaction of the other Termination Conditions (as defined in Section 2.19);

1.32.           Section 12.3 of the Credit Agreement is amended to (i) add the phrase “, Hedging Obligations and Banking Services Obligations” immediately after the word “Obligations” appearing in the first sentence thereof and (ii) amend and restate clause (H) thereof in its entirety to read as follows:

(H)           eighth, to the ratable payment or prepayment of principal outstanding on Loans (other than Swing Line Loans), Reimbursement Obligations, Hedging Obligations under Hedging Agreements and Banking Services Obligations;

1.33.           The Revolving Loan Commitments of the Lenders are reduced and restated as set forth on Annex I hereto.  The Borrower hereby agrees to compensate each Lender for any and all losses, costs and expenses incurred by such Lender in connection with the prepayment of any Revolving Loans described in Section 3(a) below, in each case on the terms and in the manner set forth in Section 4.4 of the Credit Agreement.

2.  Waivers.  The Agent and the Lenders agree to waive any Default resulting from (v) the failure of the Borrower to make any mandatory prepayment of the Loans from the proceeds of the Asset Sale of the Borrower’s real property commonly known as 114 S. Racine, Chicago, Illinois, which mandatory prepayment is hereby waived, (w) the failure of the Borrower to comply with Sections 7.4(A), 7.4(B) and 7.4(C) of the Credit Agreement as of its fiscal year ended December 31, 2008, (x) the failure of the Borrower to deliver the quarterly reports required by Section 7.1(A) of the Credit Agreement for the fiscal quarter ended March 31, 2009 within the time required by said Section 7.1(A) (so long as such quarterly reports are delivered by July 15, 2009, (y) the failure of the Borrower to deliver to the Agent the annual reports and related financial statements required by Section 7.1(B) of the Credit Agreement for the fiscal year ended December 31, 2008 within the time required by said Section 7.1(B) (so long as such annual reports are so delivered within two (2) Business Days after the Amendment No. 2 Effective Date) and (z) the payment by the Borrower of a Restricted Payment in the form of a dividend on its Capital Stock on or prior to April 15, 2009 in an amount not to exceed $810,000.

3.  Conditions of Effectiveness.  The effectiveness of this Amendment is subject to the condition precedent that (a) the Borrower shall have prepaid (i) the Revolving Loans and the principal obligations under the Note Documents by an aggregate amount equal to $15,000,000 (of which the pro rata portion applied to prepay the Revolving Loans shall be $7,889,123.91) and (ii) the Revolving Loans and/or cash collateralized the LC Obligations such that after giving effect thereto and to the reductions in the Revolving Loan Commitments pursuant hereto, each Lender’s Pro Rata Share of the aggregate Revolving Credit Obligations is equal to such Lender’s Pro Rata Share of the total Revolving Loan Commitments (as reduced hereby), (b) the Agent shall have received (i) counterparts of this Amendment duly executed by the Borrower, the Lenders and the Agent and the Consent and Reaffirmation attached hereto duly executed by the Subsidiary Guarantors, (ii) such instruments and documents as are reasonably requested by the Agent and (iii) for the account of each Lender, an amendment fee in an amount equal to 0.50% of such Lender’s Revolving Loan Commitment (after giving effect to the reduction pursuant hereto), (c) the Borrower shall have paid all fees and, to the extent invoiced, expenses of the Agent and its affiliates (including attorneys’ fees and expenses) in connection with this Amendment and (d) the Borrower and its Subsidiaries shall have delivered to the Agent and the Collateral Agent all Collateral Documents and related instruments and documents requested by the Agent and the Collateral Agent in connection with the effectiveness of this Amendment.

4.  Representations and Warranties of the Borrower.  The Borrower hereby represents and warrants as follows:

(a)  This Amendment and the Credit Agreement as previously executed and as amended hereby, constitute legal, valid and binding obligations of the Borrower and are enforceable against the Borrower in accordance with their terms.

(b)  Upon the effectiveness of this Amendment and after giving effect hereto, (i) the Borrower hereby reaffirms all covenants, representations and warranties made in the Credit Agreement as amended hereby, and agrees that all such covenants, representations and warranties shall be deemed to have been remade as of the effective date of this Amendment (unless any such representation and warranty is made as of a specific date, in which case, such representation and warranty shall be remade as of such date) and (ii) no Default or Unmatured Default has occurred and is continuing.

5.  Reference to the Effect on the Credit Agreement.

(a)  Upon the effectiveness of Section 1 hereof, on and after the date hereof, each reference in the Credit Agreement or in any other Loan Document (including any reference therein to “this Credit Agreement,” “hereunder,” “hereof,” “herein” or words of like import referring thereto) shall mean and be a reference to the Credit Agreement as amended hereby.

(b)  Except as specifically amended above, the Credit Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith, shall remain in full force and effect, and are hereby ratified and confirmed.

(c)  The execution, delivery and effectiveness of this Amendment shall not, except as expressly provided herein, operate as a waiver of any right, power or remedy of the Agent or the Lenders, nor constitute a waiver of any provision of the Credit Agreement or any other documents, instruments and agreements executed and/or delivered in connection therewith.

6.  GOVERNING LAW.  THIS AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAW PROVISIONS) OF THE STATE OF ILLINOIS.

7.  Headings.  Section headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose.

8.  Counterparts.  This Amendment may be executed by one or more of the parties to the Amendment on any number of separate counterparts and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, this Amendment has been duly executed as of the day and year first above written.

SCHAWK, INC., as the Borrower

By:	/s/Timothy J. Cunnigham
Name: Timothy J. Cunnigham
Title: Chief Financial Officer

Signature Page to Amendment No. 2
Schawk, Inc.
Credit Agreement dated as of January 28, 2005

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Agent and as a Lender

By:	/s/Robert E. Whitecotton
Name: Robert E. Whitecotton
Title: Vice President

Signature Page to Amendment No. 2
Schawk, Inc.
Credit Agreement dated as of January 28, 2005

BANK OF AMERICA, N.A., as a Lender

By:	/s/Adam M. Goettsche
Name: Adam M. Goettsche
Title: Senior Vice President

Signature Page to Amendment No. 2
Schawk, Inc.
Credit Agreement dated as of January 28, 2005

THE NORTHERN TRUST COMPANY, as a Lender

By:	/s/Thomas Hasenauer
Name: Thomas Hasenauer
Title: Vice President

Signature Page to Amendment No. 2
Schawk, Inc.
Credit Agreement dated as of January 28, 2005

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender

By:	/s/James K. Edwards
Name: James K. Edwards
Title: Senior Vice President

Signature Page to Amendment No. 2
Schawk, Inc.
Credit Agreement dated as of January 28, 2005

ASSOCIATED BANK, N.A., as a Lender

By:	/s/Jake Goldstein
Name: Jake Goldstein
Title: Vice President

Signature Page to Amendment No. 2
Schawk, Inc.
Credit Agreement dated as of January 28, 2005

CONSENT AND REAFFIRMATION

June 11, 2009

Each of the undersigned hereby acknowledges receipt of a copy of the foregoing Amendment No. 2 to the Credit Agreement dated as of January 28, 2005 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Schawk, Inc. (the “Borrower”), the Alternate Currency Borrowers from time to time party thereto, the financial institutions from time to time party thereto (the “Lenders”) and JPMorgan Chase Bank, N.A., as agent (in such capacity, the “Agent”) and as collateral agent (in such capacity, the “Collateral Agent”), which Amendment No. 2 is dated as of the date hereof (the “Amendment”).  Capitalized terms used in this Consent and Reaffirmation and not defined herein shall have the meanings given to them in the Credit Agreement.   Without in any way establishing a course of dealing by the Agent, the Collateral Agent or any Lender, each of the undersigned consents to the Amendment and reaffirms the terms and conditions of the Subsidiary Guaranty and any other Loan Document executed by it and acknowledges and agrees that such agreement and each and every such Loan Document executed by the undersigned in connection with the Credit Agreement remains in full force and effect and is hereby reaffirmed, ratified and confirmed.  All references to the Credit Agreement contained in the above-referenced documents shall be a reference to the Credit Agreement as so modified by the Amendment and as the same may from time to time hereafter be amended, modified or restated.

[Signature Page Follows]

SCHAWK USA, INC. By: /s/Timothy J. Cunnigham Name: Timothy J. Cunnigham Title: Chief Financial Officer	SCHAWK WORLDWIDE HOLDINGS INC. By: /s/Timothy J. Cunningham Name: Timothy J. Cunnigham Title: Chief Financial Officer
SCHAWK LLC By: /s/Timothy J. Cunnigham Name: Timothy J. Cunnigham Title: Chief Financial Officer	SCHAWK HOLDINGS INC. By: /s/Timothy J. Cunningham Name: Timothy J. Cunnigham Title: Chief Financial Officer
SEVEN SEATTLE, INC. By: /s/Timothy J. Cunnigham Name: Timothy J. Cunnigham Title: Chief Financial Officer	SCHAWK DIGITAL SOLUTIONS INC. By: /s/Timothy J. Cunningham Name: Timothy J. Cunnigham Title: Chief Financial Officer
MIRAMAR EQUIPMENT, INC. By: /s/Timothy J. Cunnigham Name: Timothy J. Cunnigham Title: Chief Financial Officer	KEDZIE AIRCRAFT LLC By: /s/Timothy J. Cunningham Name: Timothy J. Cunnigham Title: Chief Financial Officer

Consent and Reaffirmation related to
Amendment No. 2 to
Schawk, Inc.
Credit Agreement dated as of January 28, 2005